Exhibit 99.1

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF XPDI AND CORE SCIENTIFIC

Presented below is the historical and pro forma per share data for New Core, XPDI, Core Scientific and Blockcap for the year ended December 31, 2020 and the nine months ended September 30, 2021. The pro forma earnings per share data for the year ended December 31, 2020 and the nine months ended September 30, 2021 is presented as if the merger had been completed on January 1, 2020. The information provided below is unaudited.

This information should be read together with XPDI’s, Core Scientific’s and Blockcap’s audited financial statements and related notes, the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case, included elsewhere in this proxy statement/prospectus.

The historical per share information of XPDI, Core Scientific and Blockcap was derived from the audited consolidated financial statements of XPDI and Core Scientific respectively, and the audited financial statements of Blockcap, for the year ended December 31, 2020, and from the unaudited consolidated financial statements of XPDI and Core Scientific respectively, as of and for the nine months ended September 30, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma data of Core Scientific combines the historical results of Blockcap’s financial statements for the period prior to the acquisition into Core Scientific’s historical consolidated financial statements. The unaudited pro forma data then combines the derived pro forma results of Core Scientific with XPDI’s consolidated financial statements.

The New Core pro forma equivalent per share amount is calculated by dividing the pro forma net income by the New Core equivalent weighted average basic and diluted shares. The New Core equivalent shares are calculated by adding a) the Core Scientific pro forma combined shares multiplied by the exchange rate of 1.6001528688 and b) the XPDI pro forma combined shares after the redemption of 12,347,077 redeemable shares. See “Unaudited Pro Forma Condensed Combined Financial Information—Note 5”.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the dates described above.

Unaudited Pro Forma Per Share Data

For The Twelve Months Ended December 31, 2020

	December 31, 2020
	Blockcap Historical	Core Scientific Historical	Core Scientific Pro Forma Combined	XPDI Historical	Pro Forma Combined New Core	Pro Forma Equivalent New Core
Earnings (loss) per share for the twelve months ended December 31, 2020:
Net income (loss) per share (Basic and Diluted)(1)	$(0.56)	$(0.23)	(0.60)	$0.00	$(0.46)	$(0.30)

(1)	Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive.

Unaudited Pro Forma Per Share Data

For The Nine Months Ended September 30, 2021

	Blockcap (Historical) for the period January 1, 2021 through July 30, 2021	Core Scientific Historical	Core Scientific Pro Forma Combined	XPDI Historical	Pro Forma Combined New Core	Pro Forma Equivalent New Core
Earnings per share for the nine months ended September 30, 2021:
Net income (loss) per share (Basic and Diluted)(1)	$(0.16)	$(0.11)	$(0.32)	$(0.51)	$(0.36)	$(0.24)

(1)	Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Transactions (as defined below). This information should be read together with XPDI’s and Core Scientific’s financial statements and related notes, the sections titled “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, in each case, contained elsewhere in this proxy statement/prospectus. Capitalized terms used but not defined herein have the respective meanings given to them in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of XPDI and Core Scientific, adjusted to give effect to the merger, other events contemplated by the merger agreement and certain recent transactions completed by Core Scientific (collectively, the “Transactions”).

The Transactions include:

•	The merger, which includes the merger of XPDI and the Merger Sub with Core Scientific;

•

Core Scientific’s acquisition of Blockcap (described below), including any elimination of the effect of transactions between Core Scientific and Blockcap, as required, is included in the Core Scientific historical financial statements as of and for the nine months ended September 30, 2021. The pro forma impact to the Statement of Operations had the acquisition taken place on January 1, 2020 is included as an adjustment for the nine months ended September 30, 2021 and the twelve months ended December 31, 2020.

•

The issuance by Core Scientific of secured convertible notes in April, 2021, net of the repayment of the existing Core Scientific loan (the “Silverpeak loan”) and the issuance in August and September, 2021 of unsecured convertible notes is included in the Core Scientific historical financial statements as of and for the nine months ended September 30, 2021. The pro forma impact to interest expense for the nine months ended September 30, 2021 and the twelve months ended December 31, 2020 is included as an adjustment. Also included as pro forma adjustments is the impact of additional issuance of unsecured convertible notes during October and November of 2021.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical condensed consolidated balance sheet of XPDI as of September 30, 2021, the historical balance sheet of Core Scientific as of September 30, 2021, on a pro forma basis as if the Transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 combine the historical statements of operations of XPDI for the period from December 29, 2020 (inception) through December 31, 2020 and the nine months ended September 30, 2021, respectively, the historical statements of operations of Core Scientific for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively, and the historical statements of operations of Blockcap for the period from February 19, 2020 (inception) through December 31, 2020 and period from January 1, 2021 through July 30, 2021 (the date of acquisition), respectively, on a pro forma basis as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•

the historical unaudited condensed consolidated financial statements of XPDI as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements of XPDI as of and for the period from December 29, 2020 (inception) through December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical unaudited financial statements of Core Scientific as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Core Scientific as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical unaudited financial statements of Blockcap for the period from January 1, 2021 through the acquisition date of July 30, 2021;

•	the historical audited financial statements of Blockcap as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements of RME Black 88, LLC (“RME 88”), RME Black 100 LLC (“RME 100”), RME Black 200 (“RME 200”) and BEP 888 LLC (“BEP 888”) as of and for the periods from inception through December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•

other information relating to XPDI and Core Scientific contained in this proxy statement/prospectus, including the merger agreement and the description of certain terms thereof set forth in the section entitled “The Merger Agreement.”

Description of the Merger

On July 20, 2021, XPDI, the Merger Sub and Core Scientific entered into the merger agreement pursuant to which Merger Sub has merged with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and promptly following the First Merger, Core Scientific merged with and into XPDI, with XPDI surviving the Second Merger. Upon the consummation of the merger, the name of the surviving entity is “Core Scientific, Inc.”

Immediately prior to the Effective Time, each share of Core Scientific preferred stock issued and outstanding automatically converted into a number of shares of Core Scientific common stock in accordance with the Certificates of Designation for Core Scientific’s Series A Preferred Stock and Series B Preferred Stock, in each case, upon receipt of the requisite vote of holders with respect to each respective class of preferred stock as set forth in each such Certificate of Designation.

At the Effective Time, each share of Core Scientific common stock (including, for the avoidance of doubt, common stock issued as a result of the conversion of Core Scientific preferred stock in connection with the merger and any shares of Core Scientific common stock that were issued as a result of any deemed exercise of an option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific, except as set forth in the merger agreement) that was issued and outstanding immediately prior to the Effective Time (other than shares held in treasury and dissenting shares) was cancelled and extinguished and collectively converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of a number of shares of Class A Common Stock equal to the Exchange Ratio. Each share of Core Scientific common stock held in treasury immediately prior to the Effective Time was cancelled and extinguished, and no consideration was paid or is payable with respect thereto. Each issued and outstanding share of common stock of Merger Sub was converted into and became one share of common stock of the surviving corporation of the First Merger. By virtue of the Second Merger, each share of common stock of the surviving corporation of the First Merger was converted into and became one common membership unit of the surviving entity of the Second Merger.

At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that was issued, outstanding and unexercised immediately prior to the Effective Time was deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and was settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share. At the Effective Time, each warrant to purchase Core Scientific common stock that was issued, outstanding and unexercised immediately prior to the Effective Time (except as described above) was assumed by XPDI and converted into a warrant to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio.

At the Effective Time, each of Core Scientific’s RSUs were assumed by XPDI and converted into a restricted stock unit to be settled in shares of Class A Common Stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that was vested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, was deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Class A Common Stock, rounded down to the nearest whole share. At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that was unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, was automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except as set forth in the merger agreement and except with respect to the holder’s right to receive Class A Common Stock, if any, each Core Scientific option held by a former employee or service provider of Core Scientific was cancelled and ceased to be outstanding and the holder ceased to have any rights with respect thereto. At the Effective Time, except as set forth in the merger agreement, each other option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time not held by a former employee or service provider of Core Scientific was assumed by XPDI and converted into an option to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Class A Common Stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such option immediately prior to the Effective Time divided by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent applicable to such option); provided further, that in the case of any such option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option was determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific optionholders that is vested and outstanding immediately prior to the Effective Time was deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

At the Effective Time, each secured convertible promissory note issued by Core Scientific that was outstanding immediately prior to the Effective Time was assumed by XPDI and remains outstanding (and Core Scientific or its successor by merger remains an obligor with respect to such notes) and is convertible into Class A Common Stock (rather than equity securities of Core Scientific) in accordance with the terms of such convertible promissory note; provided, however, that with respect to any outstanding convertible promissory notes for which Core Scientific received a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note was converted into shares of Class A Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

Prior to the Effective Time, XPDI appointed a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing the merger consideration payable to each holder of Core Scientific common stock. At the Effective Time, XPDI deposited evidence of shares of Class A Common Stock in book-entry form (or certificates representing shares of Class A Common Stock, at XPDI’s election) representing the aggregate merger consideration payable pursuant to the merger agreement (such equity deposited with the Exchange Agent referred to herein as the “Exchange Fund”). At the Effective Time, XPDI delivered irrevocable instructions to the Exchange Agent to deliver the merger consideration out of the Exchange Fund in accordance with the merger agreement. See “The Merger—Merger Consideration; Conversion of Shares; Exchange Procedures” in this proxy statement/prospectus.

Accounting for the Merger

The merger between XPDI and Core Scientific will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for financial reporting purposes and the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Core Scientific. See “Accounting Treatment.”

Description of Blockcap Acquisition

On July 30, 2021, Core Scientific acquired Blockcap, one of its largest hosting customers. Consideration consisted of the issuance of approximately 72 million shares of Core Scientific common stock, approximately 4 million shares of Core Scientific restricted stock and approximately 5 million options to purchase shares of Core Scientific common stock. The acquisition is expected to be accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired and the liabilities assumed were recorded at fair value. Core Scientific is still in the process of completing its initial accounting for the business combination, including determining the fair value of consideration transferred, assets acquired and liabilities assumed and the allocation of the purchase price to goodwill. Core Scientific and Blockcap had preexisting relationships which were settled on the acquisition date. Using the estimated purchase price for the transaction, Core Scientific has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The difference between the aggregate consideration relative to the fair value of net assets is recorded as goodwill. Refer to Note 3 for further discussion.

On December 1, 2020, Blockcap entered into assignment and assumption agreements with RME 88, RME 100, RME 200, BEP 888 and BEP 999 LLC (“BEP 999”) (collectively the “LLCs”). An assessment was made of the respective net assets of the LLCs, the operating history of the LLCs, the subsequent voting rights retained by the various LLC investors, the composition of the new board of directors, and the composition of the new executive management was completed immediately following the completion of the business combinations. Based on the results of the assessment of the above factors, it was determined that RME 88 was the accounting acquirer. As a result, Blockcap’s financial statements present the results of RME 88 from the date of its inception, February 19, 2019, to the date of the transactions with Blockcap and the other LLCs. The assignment and assumption agreements with RME 100, RME 200 and BEP 888 were recorded as business combinations and the assignment and assumption agreement with BEP 999 was recorded as a share-based equity-settled asset acquisition. Pro forma adjustments have been made to the Blockcap historical results for the year ending December 31, 2020 to reflect results as if the acquisitions had been in place for the full year. The acquisition of BEP 999 was not considered material for purposes of the combined pro forma financial statements and therefore, pro forma adjustments were not made to reflect such acquisition.

On July 1, 2021, prior to Core Scientific’s acquisition of Blockcap, Blockcap purchased Radar Relay, Inc. (“RADAR”), an early stage company focused on technology enhancement and development in the digital asset industry. The acquisition was accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired, and the liabilities assumed were recorded at fair value. Using the estimated purchase price for the transaction, Blockcap has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The difference between the aggregate consideration relative to the fair value of net assets is recorded as goodwill. Refer to Note 3 for further discussion.

Description of the Issuance of Convertible Notes

In April 2021, Core Scientific entered into a Secured Convertible Note Purchase Agreement and issued $215 million of senior secured convertible notes to new and existing lenders. The convertible notes have a maturity date of April 2025 and bear interest of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. The convertible notes are convertible into common or preferred shares at the option of the holder upon the occurrence of a) an initial public offering or SPAC merger, b) a private placement of equity securities with gross proceeds to the Company of at least $50 million or c) a change in control. The conversion price is equal to a) 65-80% of the price paid for equity securities in an initial public offering, depending on the timing of the initial public offering or b) 65-80% of the fair value per share paid in a change in control or SPAC merger, depending on the timing of the change in control or SPAC merger. At maturity, the Secured Convertible Notes not converted will be owed two times the face value of the note plus accrued interest. The proceeds from the convertible notes were used, in part, to repay the 15% per annum Silverpeak loan of which $21 million was issued in May 2020 and an additional $9 million was issued in February 2021.

In August through November of 2021, an additional $300 million of senior unsecured convertible notes were issued under substantially the same terms and conditions as the original $215 million of secured convertible notes issued in April 2021, except that such notes are unsecured until the occurrence of a) an initial public offering or SPAC merger, b) a private placement of equity securities with gross proceeds to the Company of at least $50 million or c) a change in control, at which time they become secured on a pari passu basis with the Secured Convertible Notes.

Core Scientific has reflected the issuance of the April convertible note, the repayment of the Silverpeak loan and the issuance of the senior unsecured convertible notes in its historical financial statements as of and for the nine months ended September 30, 2021. The impact is only partially reflected for the entire pro forma period in the historical statements. An adjustment has been made to the pro forma statements of operations for the twelve and nine month periods ending December 31, 2020 and September 30, 2021 respectively, to reflect the impact for the full pro forma period.

Refer to Note 3 and Note 6 for further discussion.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the merger agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of XPDI following the completion of the Transactions.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The following summarizes the unaudited pro forma New Core common stock issued and outstanding immediately after the Transactions:

	Share Ownership in New Core
amounts in thousands	Shares	% of Total
Core Scientific shareholders (1)	301,292	90.7%

XPDI:
XPDI Class A shares (4)	22,153	6.7%
XPDI Class B shares converted to Class A (2)	8,625	2.6%

XPDI shareholders	30,778	9.3%

Closing Shares (3)	332,070	100.0%

(1)	Includes equivalent Core Scientific common shares exchanged for New Core shares using the exchange rate of 1.6001528688 consisting of:
a.	Core Scientific common shares of 158,212
b.	Core Scientific common shares from convertible Series A and B preferred stock of 10,826
c.	Core Scientific vested warrants and options of 10,556
d.	Blockcap equivalent Core Scientific common shares of 115,508
e.	Blockcap equivalent Core Scientific common shares from vested RSUs of 1,956
f.	Blockcap equivalent Core Scientific vested options of 4,234
(2)

Includes 1,725 Class B common shares that will be converted to Class A unvested shares and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. The unvested shares will be excluded from pro forma earnings per share calculations because the stock price threshold contingency has not yet been met.

(3)

Excludes Core Scientific and Blockcap equivalent Core Scientific common shares from unvested RSUs of 97,409 and 4,855, respectively, and 21,103 and 3,111 from unvested options, respectively, using the exchange rate of 1.6001528688 and all other potentially dilutive securities including Core Scientific options, warrants, restricted stock units and convertible notes as well as XPDI warrants. See Note 5—Earnings per Share.

(4)	Includes the impact of the redemption by XPDI shareholders of 12,347 shares of Class A common stock subject to redemption.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2021

	As of September 30, 2021				As of September 30, 2021
in thousands	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$240,427	$1,599	$(39,000)	A	$424,582
			221,556	B	—
Restricted cash	12,101	—	—		12,101
Accounts receivable, net of allowance of $620	602	—	—		602
Accounts receivable from related parties	261	—	—		261
Deposits for equipment	469,890	—	—		469,890
Digital currency assets	116,233	—	—		116,233
Other current assets	9,978	447	—		10,425

Total current assets	849,492	2,046	182,556		1,034,094

Property, plant and equipment, net	219,795	—	—		219,795
Goodwill	1,106,968	—	—		1,106,968
Intangible assets, net	8,709	—	—		8,709
Investments held in Trust Account	—	345,027	(345,027)	B	—
Other noncurrent assets	14,110	—	—		14,110

Total assets	$2,199,074	$347,073	$(162,471)		$2,383,676

Liabilities, Redeemable Preferred Stock, Commitments and Contingencies and Stockholders’ Equity
Current Liabilities:
Accounts payable	$28,796	$721	$—		$29,517
Accrued expenses and other	35,074	3,226	—		38,300
Deferred revenue	206,139	—	—		206,139
Capital lease obligations, current portion	2,525	—	—		2,525
Notes payable, current portion	25,202	—	—		25,202
Other current liabilities	—	148	—		148

Total current liabilities	297,736	4,095	—		301,831

Capital lease obligations, net of current portion	1,524	—	—		1,524
Notes payable, net of current portion	566,930	—	—		566,930
Derivative warrant liabilities	—	36,932	—		36,932
Deferred underwriting commissions	—	12,075	(12,075)	A	—
Other noncurrent liabilities	1,994	—	—		1,994

Total liabilities	868,184	53,102	(12,075)		909,211

Contingently redeemable preferred stock	44,476	—	(44,476)	D	—
Commitments and Contingencies:
Class A common stock subject to redemption	—	345,000	(345,000)	E	—
Stockholders’ Equity:
Common stock; $0.00001 par value	2	—	1	F	3
Class B common stock, $0.0001 par value	—	1	(1)	F	—
Additional Paid in Capital	1,385,381	—	(51,030)	F	1,576,243
	—	—	(24,113)	A
	—	—	44,476	D
	—	—	345,000	E
	—	—	(123,471)	C	—
Accumulated (deficit) / Earnings	(90,417)	(51,030)	51,030	F	(93,229)
			(1,000)	A
			(1,812)	A
Accumulated other comprehensive loss	(8,552)	—	—		(8,552)
Total Stockholders’ Equity	1,286,414	(51,029)	239,080		1,474,465

Total Liabilities, Redeemable Preferred Stock, Commitments and Contingencies and Stockholders’ Equity	$2,199,074	$347,073	$(162,471)		$2,383,676

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

	September 30, 2021				September 30, 2021
in thousands	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments		Pro Forma Combined
Hosting revenue from customers	$39,914	$—	$—		$39,914
Equipment sales to customers	95,741	—	—		95,741
Digital asset mining income	149,541	—	—		149,541

Total revenue	285,196	—	—		285,196
Costs of revenue	136,002	—	—		136,002

Gross profit	149,194	—	—		149,194
(Loss) gain on legal settlements	(2,603)	—	—		(2,603)
Gain (loss) from sales of digital currency assets	550	—	—		550
Impairment of digital currency assets	(30,024)	—	—		(30,024)
Operating expenses:
Research and development	4,231	—	—		4,231
Sales and marketing	2,186	—	—		2,186
General and administrative	75,749	4,078	—		79,827
General and administrative-related party	—	160	—		160
Franchise tax expenses	—	148	—		148

Total operating expenses	82,166	4,386	—		86,552

Operating income	34,951	(4,386)	—		30,565
Other (expense) income:
(Loss) gain from sales of digital currency assets	(1,472)	—	—		(1,472)
(Loss) on debt from extinguishment	(8,016)	—	—		(8,016)
Change in fair value of derivative warrant liabilities	—	(13,904)	—		(13,904)
Offering costs associated with derivative warrant liabilities	—	(1,055)	—		(1,055)
Income from investments held in Trust Account	—	27	(27)	e	—
Other income (expense)	(8,661)	—	—		(8,661)
Interest expense, net	(65,767)	—	—		(65,767)

Total other (expense) income	(83,916)	(14,932)	(27)		(98,875)

Income (loss) before income taxes	(48,965)	(19,318)	(27)		(68,310)
Income tax provision (benefit)	5,777	—	—		5,777

Net income (loss) and other comprehensive income (loss)	$(54,742)	$(19,318)	$(27)		$(74,087)

Net income (loss) attributable to common stockholders	$(54,742)	$(19,318)	$(27)		$(74,087)

Net income (loss) per share
Common stock – Basic and Diluted	$(0.32)	$(0.51)		a	$(0.24)
Weighted average shares outstanding:
Basic and Diluted common stock	171,059	37,644		b	313,599

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

	December 31, 2020				December 31, 2020
in thousands	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments		Pro Forma Combined
Hosting revenue from customers	$39,470	$—	$—		$39,470
Equipment sales to customers	11,842	—	—		11,842
Digital asset mining income	19,636	—	—		19,636

Total revenue	70,948	—	—		70,948
Costs of revenue	54,237	—	—		54,237

Gross profit	16,711	—	—		16,711
Gain on legal settlements	5,814	—	—		5,814
Gain on sale of digital assets	353	—	—		353
Operating expenses:
Research and development	5,271	—	—		5,271
Sales and marketing	1,771	—	—		1,771
General and administrative	39,190	10	2,812	c	42,012

Total operating expenses	46,232	10	2,812		49,054

Operating income	(23,354)	(10)	(2,812)		(26,176)
Other (expense) income:
(Loss) on debt from extinguishment	(1,333)	—	—		(1,333)
Other income (expense)	(10,113)	—	—		(10,113)
Interest expense, net	(56,988)	—	—		(56,988)

Total other (expense) income	(68,434)	—	—		(68,434)

Income (loss) before income taxes	(91,788)	(10)	(2,812)		(94,610)
Income tax provision (benefit)	(134)	—	—		(134)

Net income (loss) and other comprehensive income (loss)	$(91,653)	$(10)	$(2,812)		$(94,475)

Deemed divided from common to preferred exchange	(10,478)	—	10,478	d	—

Net income (loss) attributable to common stockholders	$(102,131)	$(10)	$7,666		$(94,475)

Net income (loss) per share
Common stock – Basic and Diluted	$(0.60)	$—		a	$(0.30)
Weighted average shares outstanding:
Common stock – Basic and Diluted	171,059	7,500		b	313,599

See accompanying notes to the unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Core upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The merger between XPDI and Core Scientific will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Core Scientific. See “Accounting Treatment.” The pro forma adjustments related to the merger are described in Note 3.

The acquisition of Blockcap by Core Scientific, as further summarized in Note 2, was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Core Scientific determined to be the accounting acquirer. Accordingly, the acquired assets and assumed liabilities of Blockcap have been adjusted to fair value, where appropriate. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as goodwill. In addition, pro forma adjustments related to Core Scientific’s issuance of convertible notes and the repayment of the Silverpeak loan are reflected in Note 2.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to:

•	any anticipated synergies, operating efficiencies, tax savings, cost savings or increased costs of a public company that may be associated with the Transactions, or

•	the potential purchases of mining and hosting equipment.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that XPDI believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. XPDI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Core. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of XPDI, Core Scientific and Blockcap.

2. Historical Core Scientific, Blockcap Acquisition and Convertible Note Issuance

The following unaudited pro forma adjustments reflect the impact of Transactions completed by Core Scientific prior to the anticipated merger, including (all share amounts are in thousands):

•

The pro forma interest expense impact of the April 2021 Core Scientific issuance of $215 million of convertible notes, net of $5.6 million origination fees and the subsequent repayment of the $30 million Silverpeak loan net of prepayment penalties, the interest expense impact of the August and September Convertible Notes issuance of $205 million and the pro forma impact of the subsequent issuance in October and November 2021 of $95 million of additional Convertible Notes. It is not anticipated that the holders of the convertible notes will exercise their conversion rights as a result of the merger; and

•

The acquisition of Blockcap by Core Scientific on July 30, 2021, including any elimination of the effect of transactions between Core Scientific and Blockcap, as required, is included in the Core Scientific historical financial statements as of and for the nine months ended September 30, 2021. The pro forma impact to the Statement of Operations had the acquisition taken place on January 1, 2020 is included as an adjustment for the period from January 1, 2021 through July 30, 2021 and the twelve months ended December 31, 2020. Consideration paid consisted of 72,186 Core Scientific common shares, 657 common shares from vested options settlement, 4,256 Core Scientific Restricted Stock Units and 2,393 Core Scientific Options. The portion of the fair value of the replaced Blockcap share based payments attributable to pre-combination service as well as the impact of the effective settlement of preexisting hosting and equipment contracts between Core Scientific and Blockcap has been included in the aggregate purchase price of $1,129.4 million.

The purchase price allocation is as follows:

PPA Allocation

Consideration (in thousands):
72,186 common shares valued at $16.18 per share (1) (2)	1,167,965
Fair value of replaced Blockcap share-based payments attributable to pre-combination service (3)	21,941
Settlement of pre-existing contracts (4)	(60,522)

Total Consideration:	$1,129,384
Fair value of assets acquired, and liabilities assumed:
Cash and cash equivalents	$704
Digital assets-Bitcoin	73,304
Digital assets-Ethereum	365
Digital assets-Bitcoin cash	8
Digital assets-Siacoin	554
Digital asset-Other	3,329
Other current assets	633
Intangible assets, net	2,925
Property, plant and equipment, net	27,089
Other noncurrent assets	1,293

Total assets acquired	$110,204
Accounts payable	492
Accrued expenses and other	22,647
Other current liabilities	6,408

Total liabilities assumed	$29,547
Total identifiable net assets	$80,657
Goodwill on acquisition	$1,048,727

(1)	72,186 common shares represent the equivalent Core Scientific common shares issued to Blockcap shareholders as consideration for the purchase.
(2)

The price per share of our common shares was estimated to be $16.18. As the Core Scientific common shares were not listed on a public marketplace, the calculation of the fair value of the common shares was subject to a greater degree of estimation. Given the absence of a public market, an estimate of the fair value of the common shares was required at the time of the Blockcap Acquisition. Objective and subjective factors were considered in determining the estimated fair value and because there is no active trading of the Core Scientific equity shares on an established securities market, an independent valuation specialist was engaged. The valuation was determined by weighting the outcomes of scenarios estimating share value based on both public company valuations and private company valuations. Both a market approach and common stock equivalency model were used to determine a range of outcomes, which were weighted based on probability to determine the result.

(3)

Reflects the estimated fair value of replaced Blockcap share-based payments allocated to purchase price based on the proportion of service related to the pre-combination period. The fair value of the stock-based awards was determined utilizing the Black-Scholes pricing model.

(4)

Blockcap had preexisting hosting and equipment with Core Scientific that were effectively settled by Core Scientific’s acquisition of Blockcap. As a result, the consideration transferred to Blockcap has been adjusted by the deferred revenue balances that were settled at the time of acquisition.

This preliminary purchase price allocation has been used to prepare the unaudited pro forma adjustments. The final purchase price allocation will be determined when detailed valuations and necessary calculations have been completed. The final purchase price allocation could differ materially from the preliminary purchase price allocation and may include changes in value of consideration transferred (including the fair value of common shares on the acquisition date and the allocation of share-based compensation replacement awards to purchase consideration), changes in allocations to intangible assets such as developed technology, trade names and goodwill and other changes to assets and liabilities.

The goodwill of approximately $1,047.8 million arising from the Blockcap acquisition preliminary purchase price allocation represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired and liabilities assumed, including identifiable intangible assets. The goodwill is not deductible for U.S. federal income tax purposes. Management believes the acquisition of Blockcap strengthens its presence in the data mining market due to the scale of its operations. These factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

UNAUDITED PRO FORMA CORE SCIENTIFIC CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2021
in thousands	Core Scientific (Historical) (A)	Convertible Note adjustments		Core Scientific Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$147,906	$92,521	B	$240,427
Restricted cash	12,101	—		12,101
Accounts receivable, net of allowance of $620	602	—		602
Accounts receivable from related parties	261	—		261
Deposits for equipment	469,890	—		469,890
Digital currency assets	116,233	—		116,233
Other current assets	9,978	—		9,978

Total current assets	756,971	92,521		849,492

Property, plant and equipment, net	219,795	—		219,795
Goodwill	1,106,968	—		1,106,968
Intangible assets, net	8,709	—		8,709
Other noncurrent assets	14,110	—		14,110

Total assets	$2,106,553	$92,521		$2,199,074

Current Liabilities:
Accounts payable	$28,796	—		$28,796
Accrued expenses and other	35,074	—		35,074
Deferred revenue	206,139	—		206,139
Capital lease obligations, current portion	2,525	—		2,525
Notes payable, current portion	25,202	—		25,202

Total current liabilities	297,736	—		297,736

Capital lease obligations, net of current portion	1,524			1,524
Notes payable, net of current portion	471,930	95,000	B	566,930
Other noncurrent liabilities	1,994	—		1,994

Total liabilities	773,184	95,000		868,184

Contingently redeemable preferred stock	44,476	—		44,476
Stockholders’ Equity:
Common stock; $0.00001 par value	2	—		2
Additional Paid in Capital	1,385,381	—		1,385,381
Accumulated (deficit) / Earnings	(87,938)	(2,479)	B	(90,417)
Accumulated other comprehensive loss	(8,552)	—		(8,552)

Total Stockholders’ Equity	1,288,893	(2,479)		1,286,414

Total Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity	$2,106,553	$92,521		$2,199,074

UNAUDITED PRO FORMA CONDENSED COMBINED CORE SCIENTIFIC

STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

					Transaction Accounting Adjustments
in thousands	Core Scientific (Historical) September 30, 2021	Blockcap (Historical) for the period January 1, 2021 through July 30, 2021	Elimination Adjustments		Blockcap Acquisition		Convertible Note		Core Scientific Pro Forma Combined
Hosting revenue from customers	$51,742	$—	$(11,828)	e1	$—		—		$39,914
Equipment sales to customers	113,435	—	(17,694)	e2	—		—		95,741
Digital asset mining income	77,511	72,030	—		—		—		149,541

Total revenue	242,688	72,030	(29,522)		—		—		285,196
Costs of revenue	145,193	17,903	(11,828)	e1	(868)	a	—		136,002
	—	—	(14,398)	e2	—		—

Gross profit	97,495	54,127	(3,296)		868		—		149,194
(Loss) / gain on legal settlements	(2,603)	—	—		—		—		(2,603)
Gain on sale of digital assets	405	145	—		—		—		550
Impairment of digital currency asset	(12,552)	(17,472)	—		—		—		(30,024)
Operating expenses:
Research and development	4,231	—	—		—		—		4,231
Sales and marketing	2,186	—	—		—		—		2,186
General and administrative	46,992	47,997	—		(19,240)	c	—		75,749

Total operating expenses	53,409	47,997	—		(19,240)		—		82,166

Operating income (loss)	29,336	(11,197)	(3,296)		20,108				34,951
Other (expense) income:
(Loss) on sale of assets	—	(1,472)	—		—		—		(1,472)
(Loss) on debt from extinguishment	(8,016)	—	—		—		—		(8,016)
Other income (expense)	(8,661)	—	—		—		—		(8,661)
Interest (expense), net	(26,550)	(1,717)	—		—		(37,500)	d	(65,767)

Total other (expense) income	(43,227)	(3,189)	—		—		(37,500)		(83,916)

Income (loss) before income taxes	(13,891)	(14,386)	(3,296)		20,108		(37,500)		(48,965)
Income tax provision (benefit)	(697)	6,474	—		—		—		5,777

Net income (loss) and other comprehensive income (loss)	$(13,194)	$(20,860)	$(3,296)		$20,108		$(37,500)		$(54,742)

Net income (loss) attributable to common stockholders	$(13,194)	$(20,860)	$(3,296)		$20,108		$(37,500)		$(54,742)

UNAUDITED PRO FORMA CONDENSED COMBINED CORE SCIENTIFIC

STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

	December 31, 2020				Transaction Accounting Adjustments
in thousands	Core Scientific (Historical)	Blockcap Pro Forma (Adjustment f)	Elimination Adjustments		Blockcap Acquisition		Convertible Note		Core Scientific Pro Forma Combined
Hosting revenue from customers	$41,598	$—	$(2,128)	e1	$—		—		$39,470
Equipment sales to customers	12,595	—	(753)	e2	—		—		11,842
Digital asset mining income	6,127	13,509	—		—		—		19,636

Total revenue	60,320	13,509	(2,881)		—		—		70,948
Costs of revenue	50,928	7,655	(2,128)	e1	(1,488)	a	—		54,237
	—	—	(730)	e2	—		—		—

Gross profit	9,392	5,854	(23)		1,488		—		16,711
Gain on legal settlements	5,814	—	—		—		—		5,814
Gain on sale of digital assets	65	288	—		—		—		353
Operating expenses:
Research and development	5,271	—	—		—		—		5,271
Sales and marketing	1,771	—	—		—		—		1,771
General and administrative	14,556	7,073	—		17,561	b	—		39,190

Total operating expenses	21,598	7,073	—		17,561		—		46,232

Operating income	(6,327)	(931)	(23)		(16,073)		—		(23,354)
Other (expense) income:
(Loss) on debt from extinguishment	(1,333)	—	—		—		—		(1,333)
Other income (expense)	(110)	(10,003)	—		—		—		(10,113)
Interest (expense), net	(4,436)	(1,198)	—		—		(2,479)	e	(56,988)
	—	—	—		—		(48,875)	d	—

Total other (expense) income	(5,879)	(11,201)	—		—		(51,354)		(68,434)

Income (loss) before income taxes	(12,206)	(12,132)	(23)		(16,073)		(51,354)		(91,788)
Income tax provision (benefit)	—	(134)	—		—		—		(134)

Net income (loss) and other comprehensive income (loss)	$(12,206)	$(11,998)	$(23)		$(16,073)		$(51,354)		$(91,653)

Deemed divided from common to preferred exchange	(10,478)	—	—		—		—		(10,478)

Net income (loss) attributable to common stockholders	$(22,684)	$(11,998)	$(23)		$(16,073)		$(51,354)		$(102,131)

Adjustments to Unaudited Pro Forma Condensed Combined Core Scientific and Blockcap Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows (in thousands):

Other adjustments:

(A)	The following purchase price adjustments related to the acquisition of Blockcap by Core Scientific have been included in the Core Scientific historical balance sheet as of September 30, 2021:

1.

Changes to the Blockcap historical financials to represent the fair value changes associated with the acquisition. The resulting goodwill adjustment represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired and liabilities assumed, including identifiable intangible assets. The goodwill is not deductible for U.S. federal income tax purposes.

The fair value of the digital assets acquired was determined using the average U.S. dollar spot rate of the related digital currency at the time of acquisition.

The following table presents the details of Blockcap’s digital asset holdings:

	As of July 30, 2021
dollars excluding Price in thousands	Quantity	Price	Fair value	Carrying value
Bitcoin (BTC)	1,747	$42,235.55	$73,805	$55,568
Ethereum (ETH)	575	$2,466.96	$1,420	$1,263
Bitcoin Cash (BCH)	15	$491	$7	$7
Siacoin (SIA)	39,487,794	$0.01	$554	$384
Other	Various	Various	$2,714	$1,777

TOTAL			$78,500	$58,999

The fair value of the mining equipment was determined by applying the Cost Approach, which is based on estimating the Replacement Cost New (“RCN”) and deducting for depreciation which considers physical deterioration, functional obsolescence and economic/external obsolescence. The primary depreciation applied to the mining equipment was physical depreciation as it was determined that functional and economic obsolescence was not present with the miners. The RCN of the miners was based on current pricing for such equipment, which fluctuates with the increase or decrease of digital asset prices.

2.	The elimination of Blockcap additional paid in capital and accumulated earnings.

3.	The total consideration added to APIC as a result of the acquisition.

4.	The transaction costs associated with the Blockcap acquisition that were expensed as an adjustment to cash and retained earnings.

5.

The one-time expense Core Scientific has recorded as compensation expense in its financial statements for the period ending September 30, 2021 for the acceleration of certain equity awards of Blockcap’s CEO and others.

(B)

During April, August and September 2021, Core Scientific entered into a Convertible Note Purchase Agreement with various Purchasers (Investors) and is continuing to enter into these agreements. As of the date of this filing, Core Scientific has issued notes in the aggregate amount of $515 million with origination fees estimated at $13,332. Core Scientific elected to measure the April, August and September issuance of convertible notes at fair value and accordingly recognized $10,853 of debt issuance costs as incurred as interest expense. The pro forma adjustments reflect the same election for the additional $95,000 issuance and recognize an additional $2,479 of debt issuance cost as interest expense. The related adjustments for this transaction resulted in an increase to cash of $92,521, an increase to notes payable of $95,000 and an increase to accumulated deficit of $2,479.

Adjustments to Unaudited Pro Forma Condensed Combined Core Scientific and Blockcap Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the period January 1, 2021 through July 30, 2021 for Blockcap adjustments and for the nine months ended September 30, 2021 for the convertible debt adjustments, and for the twelve months ended December 31, 2020 are as follows (in thousands):

Eliminations of intercompany transactions:

(e1)	Reflects the elimination of Core Scientific hosting revenue from Blockcap and the corresponding Blockcap cost of revenue.

(e2)	Reflects the elimination of Core Scientific equipment sales revenue and cost of revenue sold from Blockcap.

Other adjustments:

(a)

Reflects the change in the cost of revenue attributable to incremental depreciation as a result of the fair value decrease to the basis of the Blockcap mining equipment assets as a result of the acquisition. The fair value adjustment decreases the historical cost of these assets by $4.5 million on assets with an assumed useful life of three years resulting in a decrease in depreciation expense of $0.9 million and $1.5 million for the period January 1, 2021 through July 30, 2021 and for the twelve months ended December 31, 2020, respectively.

(b)

Reflects incremental stock compensation expense related to the replacement of unvested Blockcap share-based payments with awards issued by Core Scientific that will be recognized over the remaining service period using the acquisition date fair value, in excess of amounts recognized historically by Blockcap for the twelve months ended December 31, 2020. The associated incremental stock compensation expense for the nine months ended September 30, 2021 is included in the Core Scientific historical statement of operations.

(c)

Reflects the elimination of $19,239 of expense recognized by Blockcap in July 2021 for the acceleration of certain equity awards of its CEO and others. Because this acceleration was deemed to be in contemplation of the Merger, Core Scientific has recorded $23,294 of compensation expense for the acceleration in its financial statements for the period ending September 30, 2021, which was determined based on the fair value of the awards at the time of the Merger. This adjustment is necessary to avoid duplication of the expense attributable to the combined company related to the acceleration of the same awards.

(d)

Reflects the impact to interest expense derived from removing 15% per annum interest on the $30,000 Silverpeak loan, originated in May 2020, and replacing it with 10% per annum interest on the $515,000 million convertible notes ($215,000 issued in April 2021 and the remaining $300,000 issued in August through November 2021). This adjustment resulted in:

a.

a reduction of $2,625 in interest expense due to the elimination of the Silverpeak loan, an increase in interest expense of $51,500 due to the issuance of the convertible notes for a net increase in interest expense of $48,875 for the twelve months ending December 31, 2020.

b.

a reduction of $1,125 in interest expense due to the elimination of the Silverpeak loan, an increase in interest expense of $38,625 due to the issuance of the convertible note for a net increase in interest expense of $37,500 for the nine months ending September 30, 2021.

(e)

Reflects the non-recurring interest expense related to the assumption that Core Scientific will elect to measure the October through November issuance of convertible notes at fair value similarly to the April, August and September issuance of convertible notes and accordingly included $2,479 of debt issuance costs as incurred as interest expense in the pro forma adjustments.

(f)

Reflects the pro forma results for Blockcap for the year ending December 31, 2020 assuming the three significant LLCs acquired by Blockcap on December 1, 2020 had been in place for the full year as follows:

	For the year ended December 31, 2020	For the periods from inception through November 30, 2020			December 31, 2020
in thousands	Blockcap Historical	RME Black 100	RME Black 200	BEP 888	Acquisition Adjustments		Blockcap Pro forma
Hosting revenue from customers	$—	$—	$—	$—	—		$—
Equipment sales to customers	—	—	—	—	—		—
Digital asset mining income	5,972	4,010	3,374	153	—		13,509

Total revenue	5,972	4,010	3,374	153	—		13,509
Costs of revenue	2,781	2,623	2,034	48	169	i	7,655

Gross profit	3,191	1,387	1,340	105	(169)		5,854
Gain on legal settlements	—	—	—	—	—		—
Gain on sale of digital assets	53	152	80	3	—		288
Operating expenses:
Research and development	—	—	—	—	—		—
Sales and marketing	—	—	—	—	—		—
General and administrative	2,221	1,559	1,343	1,950	—		7,073

Total operating expenses	2,221	1,559	1,343	1,950	—		7,073

Operating income (loss)	1,023	(20)	77	(1,842)	(169)		(931)
Other (expense) income:
(Loss) on debt from extinguishment	—	—	—	—	—		—
Other income (expense)	(10,003)	—	—	—	—		(10,003)
Interest expense, net	(419)	(414)	(365)	—	—		(1,198)
	—	—	—	—	—		—

Total other (expense) income	(10,422)	(414)	(365)	—	—		(11,201)

Income (loss) before income taxes	(9,399)	(434)	(288)	(1,842)	(169)		(12,132)
Income tax expense/(benefit)	538	(107)	(71)	(453)	(42)	ii	(134)

Net income (loss)	$(9,937)	$(327)	$(217)	$(1,389)	$(127)		$(11,998)

i.	Reflects additional depreciation expense related to the acquisitions of the LLCs

ii.

The combined net income before tax of the Company includes net income before tax of $ 406.5 attributable to multiple limited liability companies (of which $409.3 is included in Blockcap Historical) that are classified as partnerships for Federal income tax purposes, and as such, any partnership income or loss, specifically allocated or otherwise are subjected to tax at the individual partner level.

3.	Transaction Accounting Adjustments – Merger

Merger Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows (in thousands):

(A)

Reflects the estimated $39,000 reduction in cash for estimated transaction related expenses. This includes $12,075 that was previously recorded as deferred underwriting commissions and was therefore reversed and $1,000 related to non-recurring expenses from third party consulting and other fees related to the merger that were not considered direct and incremental to the offering and are therefore reflected as an adjustment to the accumulated deficit. An additional $1,812 of the $39,000 is reflected as an adjustment to the accumulated deficit to properly reflect the direct and incremental costs allocated to the XPDI liability-classified instruments that are measured at fair value through earnings. The remaining $24,113 is adjusted against additional paid in capital as direct and incremental costs of the offering.

(B)	Reflects the increase in cash from the release of the balance of funds equal to $221,556 from the Trust Account after payment of $123,471 for the redemption of 12,347 shares.

(C)	Reflects the impact to equity related to $123,471 of Trust Account funds paid to holders that redeemed 12,347 Class A redeemable shares at $10 per share for a total of $123,471.

(D)

Reflects the conversion of 6,452 shares of Series A Preferred Stock and 314 shares of Series B Preferred Stock redeemable preferred stock to 6,766 shares of Core Scientific common stock just prior to the merger, eliminating the preferred stock balance. Subsequent to this conversion, these shares will be exchanged for New Core common shares using the exchange rate calculated per the merger agreement.

(E)	Reflects the elimination of 34,500 shares of Class A Common Stock subject to redemption. The $345,000 subject to redemption is eliminated and added to additional paid in capital.

(F)	Represents the elimination of XPDI equity and accumulated earnings and the exchange of existing Core Scientific and XPDI outstanding equity instruments for New Core common stock as follows:

a.

171,059 existing Class A Core Scientific shares and 6,766 shares of Core Scientific Series A and Series B convertible preferred stock, were exchanged for New Core shares using an exchange rate of 1.6001528688 per the merger agreement resulting in a total of 284,546 New Core common shares outstanding with a par value of $0.0001.

b.

22,153 existing Class A XPDI shares not redeemed and 8,625 existing XPDI Class B shares into 30,778 common shares of New Core. Immediately prior to the Closing, 1,725 Class B common shares will be unvested and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. These unvested shares are excluded from earnings per share calculations until such time as conditions are met for vesting.

c.	Removes XPDI accumulated earnings with the offsetting adjustment to paid in capital.

Merger Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and twelve months ended December 31, 2020 are as follows:

(a)

Reflects the calculation of earnings per share, basic and diluted, of the combined companies after the conversion of equity shares into New Core shares using the adjusted net income of the combined companies. See Note 5—Earnings per Share.

(b)	Reflects the total New Core common shares outstanding at the completion of the transaction. See Note 5—Earnings per Share.

(c)

Reflects the sum of a) $1,000 related to non-recurring expenses from third-party consulting and other fees related to the merger that were not considered direct and incremental to the offering and therefore reflected as an operating expense and b) $1,812 related to the direct and incremental costs allocated to the XPDI liability-classified instruments that are measured at fair value through earnings, for a total adjustment of $2,812.

(d)

Reflects the elimination of the dividend from common to preferred exchange. In February 2020, the Company completed an exchange of 1,096 shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1,802 newly issued shares of Series A Preferred Stock. The shares of common stock were retired upon reacquisition by the Company. The Company received no net proceeds from the exchange and recognized a deemed dividend of $10,478 based on the incremental fair value of the preferred stock received by the stockholders compared to the fair value of the common stock exchanged. Upon consummation of the transactions, all preferred stock was exchanged for common stock under the terms of the merger agreement, eliminating the dividend.

(e)	Reflects the elimination of income earned on investments in trust due to the release of trust funds to cash or the reduction in trust funds due to the redemption of redeemable stock.

4.	Accounting Policies

Upon consummation of the Transactions, XPDI will perform a comprehensive review of all entities’ accounting policies. As a result of the review, management may identify additional differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of New Core.

5.	Earnings per Share

The Company computes earnings per share (“EPS”) following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

The following adjustments have been made to calculate the pro forma EPS and weighted average shares both basic and diluted.

•

171,059 existing Class A Core Scientific shares and 6,766 Core Scientific Series A and Series B convertible preferred stock were exchanged for New Core shares using an exchange rate of 1.6001528688 per the merger agreement resulting in a total of 284,546 New Core common shares outstanding with a par value of $0.0001.

•

22,153 existing Class A XPDI shares that were not redeemed and 8,625 existing XPDI Class B shares into 30,778 common shares of New Core. Immediately prior to the Closing, 1,725 Class B common shares will be unvested and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. These unvested shares are excluded from earnings per share calculations until such time as conditions are met for vesting.

in thousands	Existing Shares	Shares just prior to exchange	After exchange and redemption of 12,347 shares
Core Scientific common stock	171,059	177,825	284,546
XPDI Class A redeemable shares	22,153	22,153	22,153
XPDI Class B sponsor shares net of unvested shares	8,625	6,900	6,900

Total weighted average common shares - Basic and Diluted (1) and (2)	201,837	206,878	313,599

For the nine months ended September 30, 2021
Pro forma net income (loss)			$(74,087)
Pro forma EPS – Basic and diluted (1)			$(0.24)

For the twelve months ended December, 2020
Pro forma net income (loss)			$(94,475)
Pro forma net income (loss) – Basic and Diluted (1)			$(0.30)

(1)

Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive. Shares potentially dilutive with the conversion of the convertible debt were not included due to the add back of interest avoided upon conversion causing the conversion to be anti-dilutive.

The discount for the convertible notes will be determined at the time of the conversion event as follows:

Conversion Event	Discount
On or prior to April 19, 2022	20%
On or after April 19, 2022 but prior to April 19, 2023	25%
On or after April 19, 2023 but prior to April 19, 2024	30%
On or after April 19, 2024 but prior to April 19, 2025	35%

The Company currently anticipates a conversion price of 80% of the price paid in a SPAC merger because it currently expects a SPAC merger event to occur prior to April 19, 2022. Assuming a 20% discount to a price of $10.00 per share at the time of the merger, the applicable conversion price would be expected to be $8.00 per share.

As of September 30, 2021, the outstanding principal amount of the notes (including all accrued payment-in-kind (“PIK”) interest not already added to the principal amount of the notes) was $427,292. Issuance of the additional $95 million of convertible notes results in a total of $522,292 total convertible debt. Should some or all holders of these notes elect to convert such notes would result in potential dilutive issuance of up to 65,287 shares of New Core common stock based on an applicable conversion price of $8.00 per share that was not included in the calculation of diluted net loss per share above.

(2)

Total Core Scientific outstanding options and warrants after exchanged is 32,195 and 6,808, respectively and are anti-dilutive so not included in the calculation of diluted EPS. 14,892 XPDI warrants are anti-dilutive so not included the calculation of diluted EPS.

(3)

Core Scientific outstanding RSUs are not included as these are contingently issuable shares for which the transaction condition has not yet been met. These RSUs are subject to a time-based vesting condition and a transaction vesting condition. The transaction vesting condition is satisfied upon the earlier of a change in control or an initial public offering. The transaction vesting condition can be met in future years only with respect to a change in control or waiver of the condition by the Company’s board of directors and is not expected to occur, if at all, prior to expiration of the applicable lock-up period. In the event the transaction-based condition were to be met, including by future action of the board of directors, the unrecognized compensation expense for which the requisite service had been provided that would have been recognized was $526,064 as of September 30, 2021. Included in the total of Core Scientific’s unvested RSUs are 9,038 RSUs held by a former employee. These units have met the timebased vesting condition but similarly have not met the transaction-based vesting condition. The transaction-based vesting condition must be satisfied within three years of the former employee’s separation date or they will be forfeited. Had the transaction based vesting condition been met, unrecognized compensation expense would have been $82,674 as of June 30, 2021. This does not account for 6,912 Blockcap RSUs granted to legacy Blockcap shareholders and subject only to time-vesting conditions because the inclusion of such RSUs would be anti-dilutive.

Unvested Core Scientific RSUs as of September 30, 2021	45,793
RSUs to be granted in October 2021	9,777
RSUs to be reserved for future issuances	5,304

Unvested RSUs of Core Scientific (excluding Blockcap)	60,874
Exchange Rate	1.6001528688
Unvested pro forma RSUs of Core Scientific (excluding Blockcap) after applying exchange rate	97,409